DEVELOPMENT AGREEMENT

Made and entered into on the ____ day of January 31, 2006

Between -

Neuro-Hitech Pharmaceuticals, Inc.
Formerly: Marco Hi-Tech JV Ltd
of 369 One Penn Plaza
New York. NY 10019
(hereinafter called "Hi-Tech")

and

Org Syn Laboratory, Inc.
Of 2201 West Campbell Park Drive,
Chicago, Illinois 60612
(hereinafter called "OrgSyn")

SUBJECT

Hi-Tech agrees to engage OrgSyn Laboratory, Inc. for the development of Synthetic Huperzine A (hereinafter referred to as "the Product") for the US and Wordwide market (hereinafter referred to as the "Hi-Tech Territory"). Org-syn agrees to develop the Product exclusively for Hi-Tech.

1.	COMPENSATION

1.1.
In return for the development work specified in Attachment A, Hi-Tech agrees to pay fees in US Dollars as per the Summary Table of Attachment A. It is agreed and understood by both sides that this agreement covers execution of work specified in the scope of work (see Attachment A).

Orgsyn will raise an invoice for the amount due in accordance with Summary Table upon receipt of Deliverables and Hi-Tech shall make the payment of the said invoice amount within 45 days from the date of invoice as per the details mentioned in the said invoice. All above payments will be exclusive of taxes.

Per summery table, start-up funds will be invoiced immediately upon signatures of the present development agreement. Work will commence upon payment of the invoice for the start-up funds.

2.	DUTIES OF ORGSYN

2.1
OrgSyn shall be responsible for managing the development work and performing all activities necessary to provide Hi-Tech with all the information it requires to file the Chemistry Manufacturing and Controls (CMC) Section of an NDA for the Product with the FDA. Orgsyn will address all questions and deficiencies related to its part in the CMC section of the NDA within a reasonable time.

The duties of ORGSYN shall include:

2.2	Synthetic process of Huperzine A shall be developed by Orgsyn as per the scope of work outlined in Attachment A provided.

2.3	Source raw materials for the product.

2.4
Establish specifications and test methods for the raw materials. For pharmacopeal monographs materials, the USP monograph should be used, and other tests should be included as appropriate. All non-pharmacopeal substances must have a current active DMF within the FDA and the DMF specifications are to be used. For the API and related substances the assay should be validated by the OrgSyn.

2.5	Manage and supervise the production of scale up batches of the Product.

2.6	During the development period, prepare and submit to Hi-Tech monthly progress reports, based on an mutually agreed schedule.

2.7	Assemble all relevant chemistry manufacturing and controls data (except for those directly related to the submission batches that will be produced by Hi-Tech) necessary for the submission.

2.8	Provide CMC section of the pharmaceutical development report for submission purposes.

2.9
Provide in a timely manner responses to all US FDA issues, questions and comments following screening and/or review of chemistry manufacturing data including additional tests or development work that will be requested.

2.10	Validate all analytical methods that require validation. These methods include all assay tests for the active and its related substances.

2.11	OrgSyn will be responsible for the purity of chemicals used in the synthesis.

2.12
If required, OrgSyn will work with outside analytical lab to develop validayed analytical methods such as HPLC, OrgSyn will use the method and, in turn, determine whether our drug substance meets the purity criteria, and then OrgSyn submits the drug substance to the analytical laboratory for an independent confirmation of the purity and then releases.

3.	COORDINATION

Orgsyn and Hi-Tech shall appoint co-ordination committee for smooth working of the development project and to monitor development work at every stage. The said committee shall periodically inspect the report of the development, identify problems and deficiencies, if any, and rectify the said defects or deficiencies at every stage.

4.	TERMS AND TERMINATION

4.1	This Agreement shall continue in effect until the end of the development program, unless terminated earlier pursuant to this Section.

4.2
Either party shall have the right to terminate this Agreement immediately upon written notice to the other party if: (i) a petition is filed by or against the other party in bankruptcy, for the appointment of a receiver, or in reorganization under the provisions of any applicable bankruptcy law; or (ii) the other party makes any assignment for the benefit of creditors.

4.3
Either party shall have the right to terminate this Agreement immediately upon written notice to the other party if the other party is in material breach of any of the terms of this agreement and fails to remedy such breach within ninety days after written notice of such breach.

4.4
Hi-Tech shall have the right to terminate this Agreement upon written notice to Org-Syn if OrgSyn fails to achieve any Milestone as set up in Attachment A within 60 days of the deadlines above or on mutually agreed upon time lines.

5.	PROPRIETORY RIGHT TO DEVELOPMENT DATA

5.1	Hi-Tech will have ownership rights in the Hi-Tech Territory to the data generated by OrgSyn. OrgSyn agrees to assist in obtaining patents for Hi-Tech for the data generated by OrgSyn.

6.	CONFIDENTIALITY

Each party will hold proprietary information and will not, without the prior written consent of the other (or as expressly provided for in this Agreement), use or disclose it in whole or in part to any Person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration or termination of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its Affiliates, professional advisers, directors, managers, officers and employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information in the opinion of the disclosing party is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres to the terms of this undertaking as if he or she were a party hereto. Each party may disclose such Confidential Information to the extent such disclosure is required by law; provided, however, that the disclosing party shall (to the extent permitted) give the other party prior notice of such required disclosure and cooperate with such other party in order that such other party may seek a protective order or relief to prevent or limit the Confidential Information required to be disclosed; provided, further, that the disclosing party shall only disclose that portion of the Confidential Information that such party is advised by its legal counsel is required to be disclosed by law and shall seek assurances that such Confidential Information will be maintained in confidentiality by the receiving party. For purposes of this Agreement, the existence of this Agreement and its terms and conditions shall deemed Confidential Information of each Party.

7.	REPRESENTATIONS AND WARANTIES

7.1	Mutual Representations and Warranties of Hi-Tech and UNIQUE

Each of Hi-Tech and OrgSyn hereby represents and warrants to the other party as follows:

(a)
Organization.   Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization. Such party has the requisite legal and corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

(b)
Authority.   Such party has all requisite legal and corporate power and authority to enter into this Agreement and to perform the services contemplated hereunder (including, in the case of Hi-Tech, the manufacture of the Product). All corporate actions on the part of such party, the boards of director or managers, or similar governing body of such party (i) the authorization, execution, delivery and performance by such party of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

(c)
Binding Obligation.   This Agreement is a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d)
No Conflicts.   None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by such party of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of such party, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained) of any governmental authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which such party is a party or by which its assets may be bound, or (iii) violate any law or regulation applicable to such party or any of its assets.

(g)
Consents and Approvals.   All material consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any governmental authority or any other Person required in connection with such party's execution, delivery or performance of (i) this Agreement, and (ii) the consummation of any other transaction contemplated on the part of such party hereby have been obtained, made or given.

(h)
No Violation of Law; Permits.   Orgsyn and Hi Tech in USA are not in violation of any law or regulation (nor is such party aware of any violation of any law or regulation by any other Person), which violation could reasonably be expected to adversely affect such party's performance of its obligations hereunder or the ability of the other party to realize the intended benefits to such other party under this Agreement, and, except as otherwise contemplated hereby, such party holds each of the licenses, permits, approvals or authorizations necessary with respect to its current business and operations (and its rights and obligations contemplated hereby) in compliance with all laws and regulations.

8.	INDEMNIFICATION

Orgsyn shall indemnify, defend, save and hold Hi-tech harmless from and against all claims of third parties brought in the United States and Worlwide and all associated losses to the extent resulting from or arising out of any claim concerning the Products development or formulation. This indemnity clause shall survive termination or expiry of the Agreement.

9.	ARBITRATION

9.1
All claims, disputes and other matters arising in connection with this Agreement or the performance thereof, including but not limited to questions as to whether a mailer is governed by this arbitration provision, shall be subject exclusively to and finally settled under the rules of conciliation and arbitration under the auspices of the AAA

9.2	Reasonable discovery and production of evidence shall be allowed in arbitration, and the Parties agree to accept the decision of the Arbitrator regarding discovery and production of documents;

9.3	All proceedings before the arbitrator or arbitrators shall be held in New York City, New York.

9.4	The costs and fees of the arbitration, including reasonable attorneys' fees, shall be allocated by the arbitrator or arbitrators.

9.5
The award rendered in arbitration shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. Notwithstanding the foregoing provisions, all rights of termination of this Agreement conferred upon either or both of the Parties hereto may be exercised by such Parties without first submitting the matter-tor arbitration.

10.	ENTIRE AGREEMENT, AMENDMENTS

Subject to all mutually agreed price lists and all modifications thereof made in conformity with the provisions hereunder, the present Agreement and all Exhibits and Schedules attached hereto, constitute the entire agreement between the Parties and supersede all prior agreements, letters of intent, understandings, agreements, representations, warranties or other provisions, express or implied, relating to the subject matter of the present Agreement, except as herein provided, and no amendment or waiver of any provision thereof shall be binding on the Parties or either of them unless consented to in writing by the Party against whom the amendment or waiver is to be enforced.

11.	WAIVER

The Parties hereto mutually covenant and agree that a waiver by either Party of a breach of any of the terms of this Agreement by the other Party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.

12.	SEVERABILITY

If any provision of the present Agreement should be determined by a tribunal of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision of the present Agreement is to be considered separate, severable and distinct, except those which are an integral part of or are otherwise clearly inseparable from such invalid or unenforceable part or provision.

13.	APPLICABLE LAW

The present Agreement shall be construed, interpreted and enforced in accordance with, and respective rights and obligations of the Parties shall be governed by, the laws of the State of New York and all proceedings shall be conducted in the first instance in New York City.

14.	RESTRICTED RELATIONSHIP

Nothing in this Agreement shall be deemed or construed to constitute between the Parties the relationship of principal and agent, nor to create any partnership, joint venture or other form of legal association of any nature whatsoever. Neither Party is hereby constituted a legal representative of the other Party fo rany purpose whatsoever; and neither is granted any right or authority hereunder to assume or create, whether in writing or otherwise, any obligation or responsibility, express or implied, or to make any representation, warranty or guarantee, or otherwise to act in any manner in the name of the other Party.

15.	CLINICAL STUDIES

15.1.	Hi-Tech and Orgsyn will work jointly to monitor clinical bridge studies to show bioequivalence to Natural Huperzine A as required by the US FDA for the marketing approval of the Product as an NDA.

16.	COUNTERPARTS

This agreement may be executed in identical duplicate counterparts. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	ENUREMENT

The within Agreement shall enure to and be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed by its duly authorized representative.

Neuro Hi-Tech Pharmaceuticals, Inc.	OrgSyn Laboratory, Inc.

/s/ Reuben Seltzer	/s/ Mahendra N. Deshpande
Name: Reuben Seltzer	Name: Mahendra N. Deshpande, Ph.D.
Title: President	Title: President & CEO
Date:	Date:

Attachment A

The project consists of three components

1.	GMP Synthesis of 80-100 gs of Huperzine A Using the Racemic Synthesis Method

2.	Pre GMP Synthesis and Analytical Work

3.	New Asymmetric Synthesis

Each will be discussed individually in terms of cost (start up and balance), timelines (start date and delivery date) and deliverables.

1.   GMP Synthesis of 80-100 gs of Huperzine A Using the Racemic Synthesis Method

We will synthesize 80-100 grams Huperzine A using the racemic synthesis. This will be done under GMP condition and the product will be suitable for clinical trials.

The cost is $135,328.00 and 50% will be the start up amount, that is, $67,664.00 at signing the contract. The delivery date will be seven months from signing the contract.

The deliverable is 80-100gs of Huperzine A.

2.   Pre-GMP Synthesis and Analytical Work

Concurrent with the 80-100 gs GMP synthesis of task 1, above, we will be developing all that is required for the GMP synthesis. It is possible to do this because the non-GMP steps in the 80-100 gs synthesis of item 1 will be initiated concurrently with the development of GMP synthesis.

There are two components to this item. The first is the Master Batch Record synthesis. The cost is $67,666.64 of which 50% start up funds are needed ($33,833.32) at signing of the contract.

The second component is the development of analytical methodology to support the GMP synthesis. The cost is $43,550.00 of which 50% ($21,750.00) is required at signing of contract.

The deliverable is the Master Batch Record, the analytical data and a certificate of analysis for the GMP product. Both tasks will require 6 months.

3.   New Asymmetric Synthesis

We will devise a new asymmetric synthesis for Huperzine A. The cost is $173,000.00 with 50% on signing $86,500.00. The discrepancy between $185,000.00 (in the proposal) and $173,000.00 is that many of the chemicals for the racemic synthesis can be used in the new synthesis. Therefore, we will not include an additional charge of $12,000.00 for chemicals.

We will need $86,500.00 for start up funds at the time of signing and 6 months will be required.

The deliverable is a new synthesis of Huperzine A which is patentable.

SUMMARY TABLE

GOALS	TIMELINE		DELIVERABLES	COST
	Start Date	Delivery Date		$ (US DOLLARS)
1. GMP Synthesis of 80-100 gs Of Huperzine A Using the Racemic Synthesis Method	Date of contract signing	7 months from contract signing	80-100 gs of GMP Huperzine A	Start up funds of 67,644.00 Balance 67,644.00 Total 135,328.00
2. Pre-GMP Synthesis and Analytical Work	Date of contract signing	6 months from contract signing	Master Batch Record, the analytical data and a certificate of analysis for the GMP product.	Component 1 Start up funds of 33,833.32 Balance 33,833.32 Total 67,666.64. Component 2 Start up funds of 21,750.00 Balance 21,750.00 Total 43,500.00
3. New Asymmetric Synthesis	Date of contract signing	6 months from contract signing	New synthesis of Huperzine A	Start up funds of 86,500.00 Balance 86,500.00 Total 173,000.00